Exhibit 10.10

SUPERIOR ESSEX INC.

AMENDED AND RESTATED EXECUTIVE BONUS PLAN

TABLE OF CONTENTS

ARTICLE 1 ESTABLISHMENT OF PLAN		1
1.1	Background	1
1.2	Purpose	1
1.3	Effective Date	1
ARTICLE 2 DEFINITIONS		2
2.1	Definitions	2
ARTICLE 3 ADMINISTRATION		4
3.1	Committee	4
3.2	Authority of Committee	4
3.3	Decisions Binding	5
ARTICLE 4 ELIGIBILITY		5
4.1	Designation of Participants	5
4.2	Partial Year Participation	5
4.3	Demotions	5
ARTICLE 5 OPERATION OF THE PLAN		6
5.1	Plan Structure	6
5.2	Establishment of Target Bonuses	6
5.3	Other Corporate Financial Objectives	6
5.4	Business Unit Financial Objectives	6
5.5	Threshold Performance Goal and Individual Award Limits	7
5.6	Adjustment to Financial Objectives	7
5.7	Payout Form and Timing	8
5.8	Terminations of Employment	8
5.9	Recoupment Policy	8
ARTICLE 6 AMENDMENT, MODIFICATION AND TERMINATION		8
6.1	Amendment, Modification and Termination	8
6.2	Termination After or During Plan Year	9
ARTICLE 7 GENERAL PROVISIONS		9
7.1	No Right to Participate	9
7.2	No Right to Employment	9
7.3	Withholding	9
7.4	Funding	9
7.5	Expenses	9
7.6	Titles and Headings	9
7.7	Gender and Number	9
7.8	Governing Law	10
7.9	Omnibus Plan Controls	10

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SUPERIOR ESSEX INC.

AMENDED AND RESTATED EXECUTIVE BONUS PLAN

ARTICLE 1

ESTABLISHMENT OF PLAN

1.1                                 BACKGROUND.  This Amended and Restated Executive Bonus Plan (the “Executive Bonus Plan” or the “Plan”) is a subplan of the Superior Essex Inc. Amended and Restated 2005 Incentive Plan (“Omnibus Plan”), consisting of a program for the grant of annual Performance-Based Cash Awards under Article 9 of the Omnibus Plan.  This Plan has been established and approved, and will be administered by, the Committee pursuant to the terms of the Omnibus Plan, including without limitation, Article 14 thereof.  It is intended that the Performance Bonuses earned under this Plan shall be Qualified Performance-Based Cash Awards with respect to Participants who are Covered Employees, with the intent that the Performance Bonuses will be fully deductible by the Company without regard to the limitations of Code Section 162(m).  The applicable Award limits of Section 5.4 of the Omnibus Plan shall apply with respect to this Plan.  As of the Effective Date, Section 5.4 of the Omnibus Plan provides that the aggregate dollar value of any Performance-Based Cash Award or other cash-based award that may be paid to any one Participant during any one calendar year under the Omnibus Plan is $3,000,000.

1.2.                              PURPOSE.  The purpose of this Plan is to provide for the payment of a cash bonus to eligible executives of the Company, the payment of which will be based on the achievement of Performance Objectives during a Plan Year.  Business Unit and Corporate Financial Objectives are designed to focus on overall Corporate or Business Unit financial results that drive shareholder value.  Unless otherwise specified by the Committee, the Performance Objectives include Corporate Financial Objectives, Business Unit Financial Objectives (for Business Unit executives) and the Threshold Earnings Performance.

1.3.                              EFFECTIVE DATE.  This Plan was originally adopted in principle by the Committee on February 23, 2005, subject to approval as to form by the Chair of the Committee and to approval by the stockholders of the Omnibus Plan.  This Plan became effective on May 3, 2005, the date the Omnibus Plan was approved by the Company’s stockholders (the “Effective Date”).  This Plan was amended and restated by the Committee on March 29, 2006, to be effective as of the beginning of Plan Year 2006, on February 15, 2007 to be effective as of the beginning of Plan Year 2007, and on March 19, 2008 to be effective as of the beginning of Plan Year 2008.

ARTICLE 2

DEFINITIONS

2.1.          DEFINITIONS.  Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Omnibus Plan.  In addition, the following terms shall have the following meanings for purposes of this Plan, unless the context in which they are used clearly indicates that some other meaning is intended.

Adjusted Business Unit Operating Income.  A non-GAAP financial measure for a Business Unit for a given year, which is Adjusted EBITDA of such Business Unit as reflected in the Company’s year-end earnings release, decreased by depreciation and amortization.  Adjusted Business Unit Operating Income does not reflect the internal allocation of management fees among the consolidated group.

Adjusted EBITDA.  A non-GAAP financial measure for the Company or a Business Unit for a given year, as reflected in the Company’s year-end earnings release, or if Adjusted EBITDA is no longer reported, EBITDA.  Adjusted EBITDA is generally operating income, increased by other income (exclusive of interest income) and reduced by other expense and further adjusted as follows, without duplication and only to the extent such item is included as a component of operating income:

(1)	increased by depreciation and amortization,
(2)	increased or reduced to eliminate the effects of extraordinary items, within the meaning of GAAP,
(3)	increased or reduced to eliminate the effects of accounting changes implemented during the Plan Year,
(4)	increased or reduced to eliminate the impact of discontinued operations,
(5)	increased or reduced by other charges that are considered to be non-recurring or special items, and
(6)	increased or reduced by non-cash gains, losses, income or expenses, such as non-cash compensation expense.

Adjusted EPS.  A non-GAAP financial measure for the Company for a given year, as reflected in the Company’s year-end earnings release, or if Adjusted EPS is no longer reported, EPS.  Adjusted EPS is generally earnings per diluted share of the Company excluding the after-tax impact of special items detailed in the earnings release, without duplication.  Notwithstanding the foregoing, in the event the Company shall issue new shares during a Plan Year, all newly issued shares in such Plan Year shall be disregarded in calculating Adjusted EPS for that Plan Year for purposes of this Plan; provided, however, that the Committee may choose not to disregard some or all of such newly issued shares in the calculation of Adjusted EPS if the effect of including such newly issued shares would be to decrease the amount of Performance Bonuses that otherwise would be payable under this Plan for such Plan Year.

Business Unit.  The principal business segments of the Company during any Plan Year.  Unless otherwise specified by the Committee, the Business Units are (i) Communications, (ii) Essex North America, (iii) Essex Asia Pacific, and (iv) Essex Europe.

Business Unit Financial Objectives.  The Business Unit Financial Objectives established by the Committee for a Plan Year, as provided in Article 5.

Consolidated Adjusted EBITDA.  For any Plan Year, Adjusted EBITDA for the Company as a whole.

Consolidated EBITDA.  The Company’s consolidated earnings before interest, taxes, depreciation and amortization for a given year, as reflected in the Company’s year-end earnings release.

Corporate Financial Objectives.  The Corporate Financial Objectives established by the Committee for a Plan Year, as provided in Article 5.

EPS.  Earnings per share of the Company, as reflected in the Company’s year-end earnings release.

Executive Bonus Plan or Plan.  The Superior Essex Inc. Amended and Restated Executive Bonus Plan as set forth in this document together with any subsequent amendments hereto.

GAAP.  Generally accepted accounting principles for U.S. companies.

Individual Award Limit.  Has the meaning described in Section 5.5.

Performance Bonus.  The bonus payable to a Participant under this Plan calculated by reference to the achievement of applicable Performance Objectives, as determined in accordance with Article 5.

Performance Objectives.  Collectively with respect to a Participant, the Threshold Earnings Performance and any other Corporate Financial Objectives and Business Unit Financial Objectives (if applicable to the Participant), as provided in Article 5.

Plan Year.  January 1 to December 31 of each year.

Schedule.  Means a document setting forth Corporate Financial Objectives and/or Business Unit Financial Objectives relevant to a Participant or Group of

Participants, and the relative weightings of such measures and such other information as the Committee determines is appropriate.

Target Bonus.  Has the meaning described in Section 5.2.

Threshold Earnings Performance.  Has the meaning given such term in Section 5.5.

Triggering Acquisition.  An acquisition (or combination of acquisitions) in which the acquired entity’s EBITDA (on a proforma basis) for the four quarters completed immediately prior to consummation of the acquisition is equal to one percent (1%) or more of the Adjusted EBITDA for the Company (on a consolidated basis) for the same period.

Triggering Disposition.  The disposition of businesses, product lines or interests that, individually or in the aggregate, represent one percent (1%) or more of the Company’s target Adjusted EBITDA (on a consolidated basis) for the four fiscal quarters completed immediately prior to the consummation of the disposition.

ARTICLE 3

ADMINISTRATION

3.1.          COMMITTEE.  This Plan shall be administered by the Committee.

3.2.          AUTHORITY OF COMMITTEE.  Without limiting its authority under Article 4 of the Omnibus Plan, the Committee has the exclusive power, authority and discretion to:

(a)  Designate Participants for each Plan Year;

(b)  Establish and review Performance Objectives and weightings for different Performance Objectives for each Plan Year;

(c)  Establish Target Bonuses for Participants for each Plan Year;

(d)  Determine whether and to what extent Performance Objectives were achieved for each Plan Year;

(e)  Increase (subject to the Individual Award Limit) or decrease the Performance Bonus otherwise payable to any Participant resulting from the achievement of financial Performance Objectives in any Plan Year, based on such subjective factors as the Committee shall deem relevant, in accordance with the parameters, if any, set forth in the relevant Schedule (for example, a Schedule permits such reduction by up to X%);

(f)  Increase the Performance Objectives or decrease the Performance Bonus otherwise payable to any Participant resulting from the achievement of financial Performance Objectives in any Plan Year, if the Committee determines that the Performance Objectives would result in payouts that would be disproportionate to the Company’s performance or other extraordinary circumstances merit a reduction in the amounts earned;

(g)  Establish, adopt or revise any rules and regulations as it may deem necessary or advisable to administer this Plan;

(h)  Make all other decisions and determinations that may be required under this Plan or as the Committee deems necessary or advisable to administer this Plan; and

(i)  Amend this Plan as provided herein.

3.3.          DECISIONS BINDING.  The Committee’s interpretation of this Plan and all decisions and determinations by the Committee with respect to this Plan are final, binding, and conclusive on all parties.

ARTICLE 4

ELIGIBILITY

4.1.          DESIGNATION OF PARTICIPANTS.  Exhibit A hereto lists the Executives who are designated as Participants in this Plan.  The Committee, in its discretion, may determine whether other positions may qualify for participation in all or any portion of this Plan for any subsequent Plan Year or change Target Bonuses of existing Participants, subject to the terms of any Employment Agreement with the Participant.  Before March 31 of each Plan Year, the Committee shall approve and substitute a new Exhibit A indicating the Participants and their Target Bonuses for that Plan Year.  The Committee will notify or cause Participants to be notified of their eligibility to participate, and the terms thereof, in writing.

4.2.          PARTIAL YEAR PARTICIPATION.  If a Participant begins employment or is promoted to an eligible position after the beginning of a Plan Year, the Committee, in its discretion, may determine whether such employee may participate in this Plan and if so, the terms of such participation, which will be pro rated based on the number of days such person participated in this Plan during the Plan Year, unless the Committee determines otherwise.  If a Participant takes a leave of absence during the Plan Year for any reason the Participant will receive a pro rata share of a Performance Bonus, if any, for such Plan Year, unless the Committee decides otherwise.

4.3.          DEMOTIONS.  If a Participant is demoted during the Plan Year, the Committee will determine whether Plan participation ends at that time, or is continued, perhaps at a reduced level.  If participation ends, any Performance Bonus earned during the time of participation will be prorated for the Plan Year.

ARTICLE 5

OPERATION OF THE PLAN

5.1.                              PLAN STRUCTURE.  Each Participant shall be eligible to receive a Performance Bonus for the Plan Year if the Company meets or exceeds certain Performance Objectives set by the Committee.  It is anticipated that the Committee shall establish or approve Performance Objectives and their respective weightings, and Target Bonuses as provided in Sections 5.2, 5.3 and 5.4.  In establishing Performance Objectives, the Committee may take into account such factors as it deems appropriate, including, without limitation, prior year results, planned business results, anticipated business trends, performance relative to peer companies and macroeconomic conditions.  Those Performance Objectives shall provide the framework for the Committee in determining the appropriate amount of incentive awards to payout in each Plan Year.  However, this Plan is designed to provide the Committee discretion to make pay-outs that differ from those that would result from the application of the Sections 5.2, 5.3 and 5.4, if circumstances warrant, so long as, at a minimum, the requirements of Section 5.5 are met.  Such circumstances could include, for example and without limitation, events that are not anticipated at the time the Performance Objectives are established or extenuating circumstances or extraordinary performance that is not recognized through the Performance Objectives.

5.2.                              ESTABLISHMENT OF TARGET BONUSES.  The Committee plans to establish Performance Objectives (in addition to the Threshold Earnings Performance) and Target Bonuses (other than the Individual Award Limit) for each Plan Year, by approving in writing the percentage of each Participant’s base salary that will be awarded to the Participant for that Plan Year if the Threshold Performance Goal is achieved and if the other established Performance Objectives are achieved at the target level (the “Target Bonus”).  Each Participant’s Target Bonus percentage will be communicated in writing to the Participant unless such target is specified in his or her Employment Agreement with the Company.  The actual Performance Bonus to a Participant may be greater or less than his or her Target Bonus, depending on the level of achievement of Performance Objectives, as provided in the relevant Schedule, and depending on whether the Committee exercises its discretion to increase or reduce a resulting Performance Bonus as provided herein or in the relevant Schedule.

5.3.                              CORPORATE FINANCIAL OBJECTIVES.  Before March 31 of each Plan Year, it is anticipated that the Committee will approve Corporate Financial Objectives for each Plan Year for corporate-level Participants in addition to Threshold Earnings Performance, and shall set forth such Corporate Financial Objectives in one or more Schedules.  The Schedule shall provide the formula that the Committee will use as a guide for determining a Participant’s Performance Bonus.

5.4.                              BUSINESS UNIT FINANCIAL OBJECTIVES.  Before March 31 of each Plan Year, it is anticipated that the Committee will approve Corporate Financial Objectives in addition to Threshold Earnings Performance and/or Business Unit Financial

Objectives for the Plan Year for Business Unit Participants, and shall set forth such Corporate Financial Objectives and Business Unit Financial Objectives in one or more Schedules.  The Schedule shall provide the formula that the Committee will use as a guide in exercising its negative discretion for determining a Business Unit Participant’s Performance Bonus.

5.5                                 THRESHOLD PERFORMANCE GOAL AND INDIVIDUAL AWARD LIMITS.  Pursuant to Article 14 of the Omnibus Plan, by adopting this amended and restated Executive Bonus Plan on March 19, 2008 to be effective as of the beginning of Plan Year 2008, the Committee has established for each Plan Year beginning with Plan Year 2008 a threshold performance goal under the Plan based on “earnings,” which is one of the Qualified Business Criteria approved by the shareholders under Section 14.2 of the Omnibus Plan.  Specifically, the threshold performance goal under the Plan for each such Plan Year is that the Company achieve positive Consolidated EBITDA for such fiscal year (the “Threshold Earnings Performance”).  Subject to Section 14.3 of the Omnibus Plan in the case of the death or Disability of a Participant or the occurrence of a Change in Control, no incentive awards shall be payable under the Plan for any Plan Year unless the Threshold Earnings Performance has been achieved.

In any Plan Year in which the Threshold Earnings Performance is achieved, the Performance Bonus payable to each Participant under the Plan for such Plan Year shall be the lesser of (i) $3,000,000, (ii) 2.0% of Consolidated EBITDA for the Chief Executive Officer, or (iii) 1.0% of Consolidated EBITDA for other Participants (the “Individual Award Limit”), subject in each case to the Committee’s discretion to award any Participant less than such amount based on the level of actual performance compared to Corporate Financial Objectives and/or Business Unit Financial Objectives and such other Performance Objectives or any other criteria determined by the Committee.  As described herein, it is anticipated that the Committee will exercise such negative discretion such that the Performance Bonus paid to a Participant for a Plan Year would represent the amount that would be payable pursuant to the applicable Corporate Financial Objectives and/or Business Unit Financial Objectives.

In no event shall the sum of the Individual Award Limits for all Participants in a given Plan Year exceed 10% of Consolidated EBITDA for such Plan Year.

5.6.                              ADJUSTMENT TO FINANCIAL OBJECTIVES.  If prior to the end of a Plan Year the Company engages in a Triggering Disposition or a Triggering Acquisition, in each case a “Re-Set Event,” the Corporate Financial Objectives (other than Threshold Earnings Performance) and Business Unit Financial Objectives for the Plan Year may be adjusted, effective as of the date of the Re-Set Event, (x) to reflect any Triggering Disposition by eliminating from the original Corporate and/or Business Unit Financial Objectives, as applicable, the plan business results relating to the disposed business for the remainder of the Plan Year, and (y) to reflect any Triggering Acquisition, by establishing supplemental Corporate Financial Objectives and/or Business Unit Financial Objectives, as the Committee deems appropriate, with respect to the acquired business, which may be zero.  Notwithstanding the foregoing, the Committee may choose not to make one or more such adjustments.  Nothing in this Section 5.6 will be construed to authorize the Committee to take actions under this Section 5.6 that would preclude the Performance Bonuses from qualifying for the Section 162(m) Exemption (as defined in the Omnibus Plan).

5.7.                              PAYOUT FORM AND TIMING.  Performance Bonuses will be paid within thirty (30) days after the Committee determines whether and to what extent Performance Objectives were achieved, but no later than March 15 next following the end of the Plan Year for which the Performance Bonuses, if any, were earned.

5.8.                              TERMINATION OF EMPLOYMENT.  In the event of the termination of a Participant’s employment prior to the end of the Plan Year by reason of the Participant’s death, Disability, Retirement, termination by the Company without Cause, or resignation by the Participant for Good Reason, the Participant will be paid a Performance Bonus equal to the pro rata portion (based on the number of day worked during the Plan Year) of the Performance Bonus, if any, that would otherwise be payable if the Participant had continued employment through the end of the Plan Year, based on actual performance.  For example, no Performance Bonus shall be paid if the Threshold Earnings Performance is not achieved.  If the Threshold Earnings Performance is achieved, then his or her Performance Bonus shall be based on the applicable performance matrix.  Any such Performance Bonus shall be paid at the normal time for payment of Performance Bonuses hereunder.  Any amounts paid on behalf of a deceased Participant will be paid to the Participant’s Beneficiary.  For terminations after the end of the Plan Year, but before payout from this Plan, payout will be made as though the termination had not occurred.

5.9.                              RECOUPMENT POLICY.  Performance Bonuses earned hereunder by executive officers with respect to Plan Years 2008 or later are subject to recoupment pursuant to the terms of that certain Incentive Compensation Recoupment Policy adopted by the Committee on March 6, 2008, or any replacement policy or policies adopted by the Board or the Committee setting forth standards for seeking the return (recoupment) from executive officers of incentive payments if such payments were inflated due to financial results that are later restated; provided that any such replacement policy that would have a material adverse affect on a Participant shall only be effective prospectively.

ARTICLE 6

AMENDMENT, MODIFICATION AND TERMINATION

6.1.                              AMENDMENT, MODIFICATION AND TERMINATION.  The Committee may, at any time and from time to time, amend, modify or terminate this Plan.  The Committee may condition any amendment or modification on the approval of shareholders of the Company if such approval is necessary or deemed advisable with respect to tax, securities or other applicable laws, policies or regulations, including without limitation Code Section 162(m).

6.2.          TERMINATION AFTER OR DURING PLAN YEAR.  Termination of this Plan after a Plan Year but before Performance Bonuses are paid for that Plan Year will not reduce Participants’ rights to receive Performance Bonuses for the Plan Year.  Termination or amendment of this Plan during a Plan Year may be retroactive to the beginning of the Plan Year, at the discretion of the Committee.  If a Change in Control occurs, no amendment or termination may adversely affect amounts payable to a Participant without the consent of the Participant.

ARTICLE 7

GENERAL PROVISIONS

7.1.          NO RIGHT TO PARTICIPATE.  No officer or employee shall have any right to be selected to participate in this Plan.

7.2.          NO RIGHT TO EMPLOYMENT.  Nothing in this Plan shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Company or any Subsidiary.

7.3.          WITHHOLDING.  The Company or any Subsidiary shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of this Plan.

7.4.          FUNDING.  Benefits payable under this Plan to a Participant or to a Beneficiary will be paid by the Company from its general assets.  The Company is not required to segregate on its books or otherwise establish any funding procedure for any amount to be used for the payment of benefits under this Plan.  The Company may, however, in its sole discretion, set funds aside in investments to meet its anticipated obligations under this Plan.  Any such action or set-aside may not be deemed to create a trust of any kind between the Company and any Participant or beneficiary or to constitute the funding of any Plan benefits.  Consequently, any person entitled to a payment under this Plan will have no rights greater than the rights of any other unsecured creditor of the Company.

7.5.          EXPENSES.  The expenses of administering this Plan shall be borne by the Company and its Subsidiaries.

7.6.          TITLES AND HEADINGS.  The titles and headings of the Sections in this Plan are for convenience of reference only, and in the event of any conflict, the text of this Plan, rather than such titles or headings, shall control.

7.7.          GENDER AND NUMBER.  Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

7.8.                              GOVERNING LAW.  To the extent not governed by federal law, this Plan shall be construed in accordance with and governed by the laws of the State of Delaware.

7.9                                 OMNIBUS PLAN CONTROLS.  This Plan is adopted pursuant to and shall be governed by and construed in accordance with the Omnibus Plan.  In the event of any actual or alleged conflict between the provisions of the Omnibus Plan and the provisions of this Plan, the provisions of the Omnibus Plan shall be controlling and determinative.

The foregoing is hereby acknowledged as being the Superior Essex Inc. Amended and Restated Executive Bonus Plan as adopted by the Committee on March 19, 2008, to be effective as of January 1, 2008.

SUPERIOR ESSEX INC.

Barbara L. Blackford
Executive Vice President,
General Counsel and Corporate Secretary

EXHIBIT A

PARTICIPANTS AND TARGET BONUS PERCENTAGES EFFECTIVE JANUARY 1, 2008

UNDER THE AMENDED AND RESTATED EXECUTIVE BONUS PLAN

Name	% of Base Salary Payable at Target Achievement of Performance Objectives*

Corporate

Stephen M. Carter, CEO	100%

David S. Aldridge, CFO	70%

Barbara L. Blackford, EVP, General Counsel and Secretary	60%

Other Participants

Business Units

Justin F. Deedy, Jr., EVP and President, Communications Group	60%

H. Patrick Jack, EVP and President, Essex Asia Pacific	60%

J. David Reed, EVP and President, Essex North America	60%

Other Participants

*Subject to the achievement of Threshold Earnings Performance

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